UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2012

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3200 N. Hayden Road, Suite 235, Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 16, 2010, we entered into an assignment agreement (the “Assignment Agreement”) with Lithium Exploration VIII Ltd. to acquire an undivided 100% right, title and interest in and to certain mineral permits located in the Province of Alberta, Canada. Lithium Exploration VIII Ltd. and Golden Virtue Resources Inc. (formerly First Lithium Resources Inc.) (the “Optionor”) had entered into an underlying option agreement dated October 6, 2010, which option agreement and interest have been assigned to our company.

On December 31, 2012, our company entered into an agreement (the “Amending Agreement”) to amend an original payment requirement of the Assignment Agreement of CAD$100,000 due on January 1, 2013 to the following payments:

1.	CAD$20,000 (USD$20,000) cash payment due on January 1, 2013; and
2.	CAD$80,000 (USD$80,000) by a 15% one year promissory note (the “Note”) starting January 1, 2013.

The Note was interest free until March 31, 2013. After March 31, 2013, interest accrued on the principal balance then in arrears at the rate of 15% per annum. No payments were due and payable until December 31, 2013. Further, at any time, the Optionor may have elected to convert the remaining balance of the Note and accrued interest into common shares of our company at 75% of the closing market price of our company’s common shares on the election day.

On July 3, 2013, the Optionor elected to convert the Note and accrued interest in the combined aggregate amount of CAD$83,057.53 (USD$78,743) into common shares of our company. Pursuant to this election, we issued an aggregate of 954,461 shares of our common stock pursuant to the Note and election referred to above at the price of USD$0.0825.

The 954,461 common shares were issued to one (1) non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

10.1	Assignment Agreement between our company and Lithium Exploration VIII Ltd. dated December 16, 2010 (incorporated by reference to our Current Report on Form 8-K filed on January 10, 2011).

10.2	Amending Agreement between our company and Golden Virtue Resources Inc. (formerly First Lithium Resources Inc.) dated December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/ Alexander Walsh
Alexander Walsh
President, Secretary, Treasurer and Director
July 9, 2013